Exhibit 99.1

Contact:

CryoCor Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Provides Information on Restructuring Plans

San Diego, CA, February 21, 2006 – CryoCor, Inc. (Nasdaq:CRYO) announced today that it will restructure some of its operations and reduce its staffing levels to reduce its overall cash burn rate. The Company anticipates a staff reduction of approximately one-third and the postponement, and possible elimination, of some of its internal research initiatives. CryoCor indicated that its restructuring will not affect planned timelines for completing enrollment of its atrial fibrillation pivotal trial.

CryoCor indicated that it expects to incur restructuring charges of between $500,000 and $600,000 over the next five months associated with the staff reduction and the cancellation of certain contracts. The Company expects to issue financial guidance for 2006 as part of its conference call scheduled for February 23, 2006.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The CryoCor System has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the CryoCor Cardiac Cryoablation System for the treatment of atrial fibrillation, and has conducted a pivotal trial for the treatment of atrial flutter. In 2005, CryoCor filed a PMA for the use of the CryoCor Cryoablation System for the treatment of atrial flutter and in

January 2006, the FDA indicated it would not approve that filing at present. CryoCor is evaluating its options for amending the PMA. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the Company’s restructuring and its components, the Company’s anticipated restructuring charges, and the Company’s timeline for completing enrollment of its atrial fibrillation pivotal trial, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the Company’s estimates of the size, make-up and costs involved with the Company’s restructuring, risks involved with the Company’s ability to reduce its cash burn, risks involved with the Company’s ability to obtain regulatory approval in the United States for its Cardiac Cryoablation System for use in treating atrial flutter and atrial fibrillation within its anticipated timeframes, if at all; risks associated with the Company’s ability to add additional clinical sites for and complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation; risks associated with the Company’s ability to amend its PMA for atrial flutter and ultimately receive approval from the FDA for the use of the Cryoablation System to treat atrial flutter; risks associated with the Company’s ability to successfully commercialize its Cardiac Cryoablation System in the United States and elsewhere if its Cardiac Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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